[QNB LETTERHEAD]



FOR IMMEDIATE RELEASE


             QNB CORP. FIRST QUARTER EARNINGS INCREASE 20.1 PERCENT


QUAKERTOWN, PA (23 April 2003) QNB Corp. (OTC Bulletin Board: QNBC) the parent company of The Quakertown National Bank (QNB), reported net income for the first quarter of 2003 of $1,531,000 or $0.98 per share on a diluted basis. This represents a 20.1 percent increase in net income when compared to the $1,275,000 or $.82 a diluted share reported for the first quarter of 2002.


Contributing to the increase in net income when comparing the two quarters is higher net interest income and non-interest income. Net interest income increased $262,000 as an 8.2 percent increase in average earning assets offset a four basis point decline in the net interest margin. Average loans and average investment securities increased 7.4 percent and 9.1 percent, respectively. The net interest margin was 3.67 percent for the first quarter of 2003 compared to
3.71 percent for the same period in 2002. The net interest margin for the three months ended March 31, 2003 represents an increase from the 3.53 percent reported for the fourth quarter of 2002.

Non-interest income for the three months ended March 31, 2003 was $1,238,000, a $504,000 increase from the first quarter of 2002. When comparing these two periods gains on the sale of loans increased $220,000 and net gains on the sale of investment securities increased $219,000. The record low interest rate environment has resulted in a substantial increase in mortgage refinance activity that has contributed to the increase in the gain on the sale of loans.

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"I am extremely pleased with the record first quarter results we have achieved, particularly in the difficult economic and interest rate environment in which we continue to operate", said Thomas J. Bisko, President and CEO. "Since December 31, 2002 we have successfully increased our outstanding loans and deposits by
6.0 percent and 5.5 percent, while maintaining excellent asset quality."

QNB Corp. offers commercial and retail banking services through the seven banking offices of its subsidiary, The Quakertown National Bank. In addition, QNB provides trust and investment management services in conjunction with The Trust Company of Lehigh Valley, retail brokerage services through Raymond James Financial Services, Inc. and title insurance through Bankers Settlement Services of Eastern Pennsylvania, LLC.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company's filings with the Securities and Exchange Commission.

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QNB CORP.
(Dollars in thousands, except per share data)

                                                   Three Months Ended
                                                         March 31,
                                                     2003        2002
INCOME:
Total interest income                              $ 6,392     $ 6,796
Total interest expense                               2,505       3,171
Net interest income                                  3,887       3,625
Provision for loan losses                              -           -
Total non-interest income                            1,238         734
Total non-interest expense                           3,138       2,794
Income before income taxes                           1,987       1,565
Provision for income taxes                             456         290
Net income                                         $ 1,531     $ 1,275

NET INCOME PER SHARE:
   Basic                                            $ 0.99      $ 0.83
   Diluted                                            0.98        0.82
   Dividends                                          0.33        0.30


SELECTED PERIOD END BALANCES:
Total assets                                      $518,495    $476,853
Loans                                              229,878     204,190
Investments                                        242,375     229,678
Deposits                                           410,330     364,786
Borrowed funds                                      61,635      71,033
Shareholders' equity                                41,952      35,258


SELECTED RATIOS:
Return on average assets                             1.24%       1.12%
Return on average shareholders' equity              16.38%      15.04%
Net interest margin                                  3.67%       3.71%
Average shareholders' equity to
total  average assets                                7.56%       7.44%
Non-performing assets to total assets                 .12%        .09%
Allowance for loan losses to total
loans                                                1.28%       1.41%




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Contact: Thomas J. Bisko, CEO 215-538-5600 ext. 5612 or
                  Bret H. Krevolin, CFO ext. 5716
                  8:30 AM - 5:00 PM  EST